Manhattan Pharmaceuticals Provides Corporate Update on Hedrin and Management Restructuring

NEW YORK, NY JUN 18, 2009 – Manhattan Pharmaceuticals, Inc. (OTCBB: MHAN) today provided an update on its ongoing development programs. The Company also announced it has initiated a management restructuring that is intended to extend the Company’s resources and allow it to continue working toward its near-term corporate objectives and to maximize the value of its assets.

Hedrin™: Lead Product for the Treatment of Pediculosis (head lice)

Hedrin is a next generation, non-pesticide treatment for head lice and is currently being developed as a 1-hour head lice treatment by and through a joint venture with Nordic Biotech.  Hedrin was designated as a Class III medical device by the Food and Drug Administration (“FDA”), and we expect that the joint venture will have to complete a clinical study in order to obtain a product approval.  The joint venture has requested a meeting with the FDA to confirm a study is necessary and to determine the trial design and the number of patients required. We expect that the joint venture will commence a clinical study shortly after receiving FDA feedback.

In order to maximize the commercial value of Hedrin, the joint venture is seeking a marketing and distribution partner with a strong, established presence in the relevant markets. Under its management agreement with the joint venture, Manhattan Pharmaceuticals, on behalf of the joint venture, intends to secure a commercialization and marketing partner for Hedrin and discussions are currently ongoing with potential partners for both the United States and Canada.

Hedrin is currently marketed in 27 countries and is the top selling head lice product in the United Kingdom and France. Across Europe, Hedrin achieved 2008 annual sales of $48 million (USD). To date, Hedrin has been clinically studied in 350+ subjects in studies conducted outside of the United States and has demonstrated clinical equivalence to widely used pesticide head lice treatments.

Management Restructuring:

Effective June 16, 2009, Douglas Abel was appointed Chairman of the Manhattan Pharmaceuticals Board of Directors and stepped down from his positions as Chief Executive Officer and President of Manhattan Pharmaceuticals, Inc.  In addition to his role as Chairman of the Board, Mr. Abel has been retained as a consultant to the Company and he will continue to work toward securing FDA approval and a commercialization and marketing partner for Hedrin in both the United States and Canada.

Michael G. McGuinness, Chief Operating and Financial Officer, will assume day-to-day leadership responsibilities and Mary Spellman, M.D., a consultant to the Company, will remain as Head of Dermatology and Drug Development.

“Given current market conditions we find it necessary to reduce the Company’s burn rate as much as possible while we continue partnership discussions for Hedrin,” stated Douglas Abel. “I remain committed to the Company and will continue to work closely with Michael McGuinness and Mary Spellman to achieve our strategic corporate goals.”

About Manhattan Pharmaceuticals, Inc.
Manhattan Pharmaceuticals, Inc. is a specialty healthcare company focused on developing and commercializing innovative treatments for underserved patient populations primarily in the areas of dermatologic disorders. Manhattan Pharmaceuticals, Inc. (through a strategic joint venture partnership with Nordic Biotech) is currently developing Hedrin, a novel, non-pesticide treatment for pediculosis (head lice) and has a topical GEL product candidate for the treatment of psoriasis.  The Company is currently exploring several options to commercialize the GEL product candidate.

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Manhattan Pharmaceuticals, Inc.'s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "intends," "anticipates," "expects," "plans," "believes," "intends," "will," and similar words or phrases. These statements are based on Manhattan Pharmaceuticals, Inc.'s current expectations, forecasts and assumptions, which are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that Manhattan Pharmaceuticals, Inc.'s (or its joint venture with Nordic's) development or commercialization efforts relating to Hedrin, topical GEL, or any other current or future product candidates will be successful, that any clinical study will be completed or will return positive results. Other risks that may affect forward-looking information contained in this press release include the company's extremely limited capital resources, an arbitration award in favor of Swiss Pharma which Swiss Pharma is in the process of enforcing in the United States, the possibility of being unable to obtain regulatory approval of Hedrin, the risk that the results of clinical trials may not support the company's or its joint venture's claims, the risk that the company's product candidates may not achieve market acceptance in North America or elsewhere, the company's reliance on third-party researchers to develop its product candidates, availability of patent protection, the risk that sufficient capital may not be available to develop and commercialize the company's product candidates, and the company's lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Manhattan Pharmaceuticals, Inc. assumes no obligation to update these statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact
Manhattan Pharmaceuticals, Inc.
Michael G. McGuinness, Chief Operating & Financial Officer
(212) 582-3950